UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): March 2, 2007

Shea Development Corp.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

333-130011	20-8514961
(Commission File Number)	(IRS Employer Identification No.)

1351 Dividend Drive, Suite G, Marietta, GA	30067
(Address of principal executive offices)	(Zip Code)

(770) 919-2209

(Issuer’s Telephone Number)

730 West Randolph, Suite 600, Chicago, IL 60661

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD LOOKING STATEMENTS

This Form 8-K and other reports filed by Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, Registrant’s management as well as estimates and assumptions made by Registrant’s management. When used in the filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to Registrant or Registrant’s management identify forward looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this report entitled “Risk Factors”) relating to Registrant’s industry, Registrant’s operations and results of operations and any businesses that may be acquired by Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although Registrant believes that the expectations reflected in the forward looking statements are reasonable, Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with Registrant’s pro forma financial statements and the related notes that will be filed herein.

In this Form 8-K, references to “we,” “our,” “us,” “our company,” the “combined companies” refer to Shea Development Corp., a Nevada corporation and Information Intellect, Inc. a Georgia corporation, a wholly owned subsidiary of the Registrant.  “SHEA,” “Shea Development” or the “Registrant” refer to Shea Development Corp.  References to “Information Intellect” refer solely to Information Intellect, Inc.

ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As more fully described in Item 2.01 below, Shea Development acquired Information Intellect, Inc. a Georgia based hardware and software products company in accordance with a Merger Agreement dated March 2, 2007 (“Merger Agreement”) by and among SHEA Development Corp., a Nevada corporation (SHEA), SHEA Development Acquisition Corp. a Nevada Corporation and  Information Intellect.  On March 2, 2007 (the “Closing Date”), pursuant to the terms of the Merger Agreement, SHEA acquired all of the outstanding capital stock and ownership interests of Information Intellect (the “Interests”) from the shareholders of Information Intellect. The Information Intellect shareholders transferred and contributed all of their Interests to SHEA in exchange, we issued to the Information Intellect shareholders 18,900,000 shares of SHEA common stock. The material terms of the Merger Agreement are described more fully in Item 2.01 of this Current Report on Form 8-K. The information therein is hereby incorporated in this Item 1.01 by reference.

ITEM 2.01   COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

Closing of Merger Agreement

As described in Item 1.01 above, on March 2, 2007, we acquired Information Intellect, a Georgia based hardware and software developer in accordance with the Merger Agreement.  On the Closing Date, pursuant to the terms of the Merger Agreement, we acquired all of the outstanding capital stock and ownership interests of Information Intellect from the Information Intellect Shareholders; and the Information Intellect shareholders transferred and contributed all of their Interests to us. In exchange, we issued to the Information Intellect Shareholders 18,900,000 shares of common stock, or approximately 87% of the combined company’s outstanding shares of common stock the “Information Intellect Common Shares”.  On the Closing Date, Information Intellect became a wholly owned subsidiary of the Registrant.

The 10,351,560 Information Intellect Common Shares outstanding on March 2, 2007 (excluding any Dissenting Shares) were converted into the right to receive an aggregate of 18,900,000 shares of SHEA’s Common Stock.  The 18,900,000 shares of SHEA Common Stock delivered at the Effective Time were unregistered, restricted stock bearing a restrictive legend, and subject to piggyback registration rights on a pro rata basis with the registration rights being granted to the investors purchasing shares of Shea Series A Preferred Stock, par value $0.001 per share on or about the date of this Agreement.  All such shares of SHEA Series A Preferred Stock  are referred to collectively herein as the “SHEA Preferred Shares.”

The consummation of the Merger was completed in conjunction with a company financing with certain accredited and institutional investors (“Investors”) for the purchase of SHEA’s Series A Preferred Shares simultaneous with the closing of the Merger under terms and conditions approved by our board of directors simultaneous with the Merger (“Financing”).

Financing

Upon Closing, we received gross proceeds of approximately $2,800,000 in connection with the Financing from the Investors. Pursuant to Preferred Stock Purchase Agreements entered into with these Investors, we sold  2.8 million shares of our Series A Preferred Stock (the “Preferred  Shares”), and issued Warrants to purchase 1.4 million shares of our Common Stock at an exercise price of $1.15 per share (the “Warrants”). The holders of Preferred Shares may convert the Preferred Shares into shares of our Common Stock at any time at a conversion rate of $1.00 per share. We are required to register the shares of Common Stock and the shares underlying the Warrants issued in the Financing with the Securities and Exchange Commission for resale by the Investors pursuant to Registration Rights Agreements entered into with the Investors (see “Registration Rights” below). After commissions and expenses, we received net proceeds of approximately $2.2 million from the Financing.

Upon completion of the Merger, and after giving effect to the Financing, the Information Intellect Shareholders own 18,900,000 shares of Shea Common Stock, and the Investors in the Financing own 2,800,000 SHEA Preferred Shares and warrants to purchase 1,400,000 shares of Common Stock.  In addition, 1,575,000 shares of the combined company’s common stock were issued to certain Investors, officers, directors and other promoters of the merger transaction (collectively the “Promoters”).  The Information Intellect Shareholders, Investors and Promoters will own, in the aggregate, 94% of our issued and outstanding shares of common stock.

Registration Rights

As of February 21, 2007, Shea Development entered into Registration Rights Agreements, with the following investors:  Premier Renn US Emerging Growth Fund Limited, Austin Lewis/Lewis Asset MGT., and Saama Technologies, Inc.  The Registration Rights Agreement provides in part that Shea Development shall prepare and file within 120 days following the Merger a Registration Statement under the Securities Act of 1933 covering the shares of Shea’s Common Stock issuable to the Investors upon conversion of the Series A Preferred Stock and exercise of the Warrants.  See the form of Registration Rights Agreement, attached as Exhibit 4.3 for additional information.  These Agreements became effective on March 2, 2007, upon consummation of the Financing.

Placement Agents

Liberty Company Financial, LLC and Securities Research Associates, Inc. served as placement agents for the Financing and received 5% of the gross proceeds from the Financing in cash and 5% of the amount they each raised in the form of a warrant on the same terms as the Investors in the Financing.

Description of the Registrant

The Registrant was incorporated in the State of Nevada on February 18, 2005. Until the Effective Time of the Merger SHEA described its business operations as follows: SHEA was an exploration stage company in the business of the acquisition and exploration of mining properties and intended to be in the business of mineral property exploration. SHEA did not conduct any exploration on any mineral claims. Prior to the year ended August 31, 2006, management decided to drop two of the claims held by SHEA and now holds only one claim.  The remaining claim is currently held by Mr. Iqbal Boga, a director of the Company for the benefit of the Company and will expire on July 21, 2007.  Management determined that the lack of capital and a lack funding sources to fund operations would not allow SHEA to execute its business in a viable fashion.  Management decided not to proceed with a mineral exploration program on the remaining claim and explored any and all options for the sale of the business or finding a partner for a merger or acquisition.

Description of Information Intellect

Information Intellect develops markets and licenses a line of enterprise asset management solutions through effectively integrating their software and metering applications and the services of their knowledgeable consultants. Information Intellect was incorporated in 1997 by way of a management led spin-off from the Utilities Division of Electronic Data Systems (EDS). EDS created its Utilities Division in 1992, when it acquired Energy Management Associates (EMA),  a leading provider of utility software since 1975.

In September 2005, Information Intellect merged with Energy Technology Group (“ETG”), located in Ft. Worth Texas.  Prior to the merger Information Intellect had been working with ETG as a distributor in several states within the United States.  ETG was formed in 2002, with the principal founders having experience in technology creation and delivery to the electrical industry for over 15 years.  ETG developed Dynamic Virtual Metering™ (DVM™) which is a radio frequency based  automated meter reading (AMR) technology applicable to electric, gas, water and steam meters.

The merger with ETG allowed Information Intellect the ability to incorporate cost of service and utility pricing technology together with the AMR technology provided from ETG. The ability to effectively use meter reading data for operational, service and pricing considerations is believed to be vital for utilities in the very near future. Information Intellect provides the software integration capabilities and utility industry knowledge that is believed to be instrumental to the success of DVM™.  Management expects that the combination of rising energy prices and the impact of the 2005 Energy Bill, will position DVM™ to help utilities meet the changing needs of the industry.

Products

We market all of our products and services to utilities in the United States where the electricity metering market has shown consistent growth of 3% to 5% annually. We have two operating groups: AMI Solutions group and the Software Applications Solutions group.

Advanced Metering Infrastructure (AMI) Solutions Group.

We have developed a new electric metering system, MeterMesh ™ , which is currently being deployed in select utilities in the United States. It is designed to deliver an open-architecture, standards based protocols, two way, mesh communication network that enables utilities to communicate with both residential and commercial electricity meters. It also enables utilities to implement advanced data recovery systems that  enable certain command and control functions wanted from an AMI system.  MeterMesh ™  uses the utility’s choice of public communication platforms to transfer data. These communication platforms include GPRS (general packet radio service), Ethernet, PSTN (public switched telephone networks), BPL (broadband over powerline), WiFi, WiMax and others.

The  MeterMesh ™  system also provides support for the ZigBee ™ protocol used in gateways (a low-power, short distance wireless standard), that enable the utility to communicate with their customers and with in-home monitoring devices. ZigBee technology also allows the ability to gather gas and water meter reads. MeterMesh ™  allows utilities the ability to offer time-of-use rates, critical peak pricing, peak load reduction and perform flexible demand response, which are aligned with the objectives of the Energy Policy Act of 2005.

Our AMI solution also includes a powerful server based application system that can be deployed on site at a utility or in a hosted location in support of the Utilities operations. It has the following capabilities:

- Data Collection and Workforce Management.    The application manages the collection and transmission of data from our AMI meter data collection systems. These AMI data collection systems provide meter data for billing systems, data warehouses, Internet data presentment and our enterprise application and enable utilities to streamline and automate many of the processes associated with field service activities, including endpoint installations, turn-ons/turn-offs, gas leak detection, credit and collections, meter services and trouble calls.

- Meter Data Management.    Our meter data management AMI solution provides data to support the process of meter data collection using open and flexible interfaces, data validation, estimation and editing, complex calculations and aggregation, time-of-use and interactive graphics. These databases are used for other complex data applications and we assist the utility in the integration of this data into their in-house applications and systems

- Enterprise Software Applications.    We provide utilities  with software applications, data warehouses and analytic and visualization tools that leverage the meter and other data collected. Our enterprise software application can work with data stored by the utility, by Information Intellect or other third party collection and meter data management systems. Our focus is to deliver data and information to utilities so that they can support a  broad category of applications that are required for daily operations such as:

•                  C&I complex billing;

•                  web-based usage analysis for customers with advanced metering data and C&I customers (customer care);

•                  distribution asset analysis;

•                  load research;

•                  revenue protection, including theft detection and identification of unbilled revenue;

•                  central market data collection and load settlement.

We are also in development to implement modules in these systems that will provided the utilities the capability to implement expanded and enhanced functionality to manage the following:

•                  load growth and requirements;

•                  revenue;

•                  new facility requirements;

•                  customer reaction to proposed programs and rates;

•                  day-ahead energy needs; and

•                  longer-term energy needs.

Software Applications Group

We provide software, consulting and services to very large enterprises in the US market. These offerings are based on a set of products that have been developed by the company over the past 3 years. In addition to software and consulting services directly related to the software products, we offer professional services for the implementation, system testing and integration of software as well as consulting, training, maintenance and software hosting.

The market and growth rates for our software licenses and related implementation and consulting services are difficult to estimate and predict.

We have 2 primary product offerings as follows:

IntelliPlant is a complete capital project and fixed asset system designed specifically for utilities and energy companies. IntelliPlant enables organizations to manage capital construction from the initial capital request (either through a project or work order) all the way through the entire life cycle of construction, capitalization, depreciation and asset retirement. IntelliPlant meets the unique needs of utilities and energy companies as it provides management, operations and accounting “One Version of the Truth” - meaning everyone is seeing the same information relating to capital budgets, estimates and costs. IntelliPlant consolidates all of these features into one powerful money-saving package.

•                  Capital Expenditures Control

IntelliPlant ensures proper approval and authorization of  capital projects and work orders. This control enforces accountability for capital expenditures and ensures capita is directed towards the highest value efforts.

•                  Trailing Charge Management

IntelliPlant allows work orders to be placed in-service while still allowing late charges to post to the work order. This  eliminates the need to continually re-open and re-close  work orders. Trailing charges are automatically posted to  plant. Once all trailing charges are in, unitization can take  place.

•                  Authorized Dollar Reporting

As projects and work orders are authorized in IntelliPlant,  the authorized amounts are stored for reporting against  actuals and budgets. This provides a true picture of capital  commitment compared to budget.

•                  Single Source of Capital Information

Actual charges, as well as budgets, authorized amounts and estimates, are easily accessible through IntelliPlant. With all users reporting from the same source, management can be confident of consistent “apples to apples” results.

•                  Ensures Efficient Work Flow

The IntelliPlant “To Do List” prompts users of required  actions, such as approving a project or tending to an over budget work order. Users are more efficient and bottlenecks are minimized.

•                  Project Profitability

Actual project performance can be analyzed by reporting actual to estimate variance analysis on cost and revenue.

Acufile IITM is a software  system used by tax professionals to compute tax depreciation, maintain deferred taxes, calculate regulatory assets or liabilities and automate the monthly closing process.  With its flexibility and compatibility with other systems, Acufile IITM helps tax professionals respond quickly and accurately to data and filing requests using the most current information available.  Since Acufile IITM has been updated for Bonus Depreciation and other Economic Stimulus Package enhancements, companies can be assured that all of their tax compliance and planning strategies will take full advantage of new tax laws. Acufile IITM is composed of the following modules seamlessly integrated into a single system:

•      Tax Depreciation

•      Deferred Tax

•      FAS109

•      Tax Accrual

Sales and Distribution

We have two sales forces in North America, one for our AMI Solution and another for our Software Application  Solution. We utilize a direct sales force with technical support teams to work with regional partners to sell our AMI solutions to utility customers.

We also expect to establish new relationships with a selected number of original equipment manufacturers and with several major meter manufacturers. In these arrangements, we will work with manufacturers to incorporate our AMI modules into new meters and then offer these AMI-enabled meters for sale. We expect to also license our AMI technology to certain meter manufacturers who will embed our AMI technology into their meters.

In our software and applications business segment we sell those products directly to our enterprise customers utilizing our direct sales, consulting and support teams.

Manufacturing

We currently outsource to contract manufacturers all high volume systems and components. It is our intent to continue to work with a selected number of contract manufacturing partners who are technically suited to provide us world class manufacturing capability and flexible capacity as our business grows.

Product Development

We are committed to the development of our new AMI product line and expect that we will continue to enhance its capabilities. Our current product development focus is on delivering the most efficient and reliable mesh network solution for the AMI market. In addition, we continue to enhance our software products based on feedback from current customers and new prospects.

Professional Services

We offer professional services that help our customers implement, install, project manage and maintain their meter reading systems and our software product portfolio. Our consulting and service professionals assist our customers in identifying and correcting issues, optimizing the use of our solutions and providing training and education. We have a technical support center available on call to help customers with problems they may encounter.

Marketing

Our marketing efforts focus on working directly with our current partners and initial customers in this industry. We have developed an integrated marketing approach that includes participation in industry trade shows, webinars, brochures, published papers, case studies, our global website,  direct mail, newsletters and conferences. In addition, we sponsor an annual users conference to obtain direct feedback from our customers on our solutions.

Competition

We provide a limited portfolio of products, systems and services to customers in the utility industry and compete with a large number of competitors who also offer similar products, systems and services. We believe that our competitive advantage is based on total cost of ownership and product innovation, including improvements to the core electricity meters and the wireless infrastructure capability we deliver. We offer solutions for gas, electric and water utilities that include upgradeable AMI systems with enterprise class server systems that deliver new and enhanced functionality to the utility customers. During recent years, vendor consolidation has occurred in the industry. Many of our competitors are larger or are owned by larger companies and may have the ability to better withstand variations in business cycles.

Our primary competitors in the North American electricity metering industry are Itron,  Elster Metering, Landis+Gyr AG, General Electric Company and Sensus Metering Systems Inc. These competitors offer a broad range of electricity meters for both residential and C&I use, and some also offer AMI technology. Itron, Elster Metering, Landis+Gyr AG, General Electric Company and Sensus Metering Systems, Inc. offer electronic residential electricity meters. Sensus Metering Systems Inc., Elster Metering and General Electric Company currently embed  AMR technology in their electronic electricity meters through licensing and other arrangements.

We compete with a variety of AMR and AMI  providers including Itron, Badger Meter, Inc., Cellnet Technology, Inc., Elster Metering, ESCO Technologies Inc., Hunt Technologies, LLC and Neptune Technology Group. We face a variety of competitors with our software and services products based on the specialized nature of our product offerings. We believe we will face increasing competition from all of these companies and may, in some cases, enter into cooperative relationships to jointly develop and offer solutions to this market.

Market Overview

We market all of our products and services to utilities in the United States and Canada and  estimate that the market includes approximately 4,400 electric and gas utilities and over 60,000 water utilities. The U.S. electricity metering market has shown consistent growth between 3% and 5% annually.

In the United States and Canada, there are approximately 150 million electricity meters, of which approximately 135 million are residential. Of those residential meters, it is estimated that approximately 80% are electromechanical, using a mechanical register to measure electricity consumption, and the balance use electronic technology to measure electricity consumption. The electricity metering industry growth has traditionally been driven by new construction and replacement of old meters. Metering products are critical components of an electric utility’s distribution infrastructure and, as such, meter purchases for new construction and normal meter replacements are typically not affected by factors that influence overall utility capital spending In addition to the approximately 150 million electricity meters, there are approximately 75 million gas meters and 80 million water meters in the United States and Canada. Industry research estimates that of these 305 million meters, between 25% and 30% are read with AMR systems, and less than 5% are read with AMI wireless technology solutions.

Industry growth in these segments has primarily been driven by the need for operational cost reductions, increased accuracy, improved service, theft detection, more frequent meter data collection requirements, as well as other factors. Industry surveys indicate that a majority of utilities in the United States and Canada intend  to automate every meter in their service area.  The timing of purchases can be affected by many factors including utility capital spending levels, the impact of extreme weather conditions and regulatory changes.

Intellectual Property

We currently have on file approximately 4 U.S.  patent applications. These patents cover a range of technologies related to electricity metering and AMI related technologies to include Automated Meter Reading System, Communication and Control Network for Automated Meter Reading , Meter Data Collector, and Associated Methods.

We also rely on a combination of copyrights and trade secrets to protect our products and technologies. We have registered trademarks for most of our major product lines in the United States and many foreign countries. Our registered trademarks include, but are not limited to Information Intellect,  MeterMesh ™  , and our unregistered trademarks include MeterMesh ™

Disputes over the ownership, registration and enforcement of intellectual property rights arise in the ordinary course of our business. We are not currently a party to any material intellectual property litigation.

Government Regulation

Certain of our products made for the U.S. market use radio frequencies, which are regulated by the FCC pursuant to the Communications Act of 1934, as amended. In general, a radio station license issued by the FCC is required to operate a radio transmitter. The FCC issues these licenses for a fixed term, and the licenses must be periodically renewed. Because of interference constraints, the FCC can generally issue only a limited number of radio station licenses for a particular frequency band in any one area.

Although radio licenses generally are required for radio stations, Part 15 of the FCC’s rules permit certain low-power radio devices (Part 15 devices) to operate on an unlicensed basis. Part 15 devices are designed for use on frequencies used by others. These other users may include licensed users, which have priority over Part 15 users. Part 15 devices are not permitted to cause harmful interference to licensed users and must be designed to accept interference from licensed radio devices. Our AMI modules and AMI-equipped electronic residential electricity meters are typically Part 15 devices that transmit information back to, mobile or fixed network AMI reading devices in the 902-928 MHz band pursuant to these rules.

Employees

On March 2, 2007 Information Intellect employed 25 full time personnel in various functions including, product development, sales and marketing and consulting services, as well as finance and administration.  Information Intellect expects that following the Merger the number employees will expand commensurate with the execution of the combined company’s business plan.

Managements Discussion and Analysis or Plan of Operations

On March 2, 2007 the Registrant acquired Information Intellect in a transaction that will be accounted for as a reverse merger, as if, Information Intellect had been the reporting entity for accounting purposes.  The Registrant will change it fiscal year-end from August 31 to December 31, the year-end of Information Intellect.  As a result, the Management Discussion and Analysis that follows represents a discussion of the business of Information Intellect for the years ended December 31, 2006 and 2005, respectively. The following discussion should be read in conjunction with our audited consolidated financial statements and related notes filed as Exhibit 99.1 to this Current Report on Form 8-K.  Information Intellect’s  year ends on December 31, and each of  its quarters end on the final day of a calendar quarter (each March 31, June 30 and September 30). The following discussion contains forward-looking statements.  Please see “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” for a discussion of uncertainties, risks and assumptions associated with these statements.

Critical Accounting Policies

The discussion and analysis of Information Intellect’s financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) consistently applied. The preparation of these financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities.  For each reporting period, we evaluated the estimates, assumptions and judgments, including those related to revenue recognition, bad debts, returns and allowances, software capitalization and technological obsolescence as well as inventory valuation and the potential for impairment of intangible assets. We based our estimates on historical experience and on various other assumptions that were believed to be reasonable under the circumstances, the results of which formed the basis for making judgments about the carrying value of assets and liabilities. Actual results may materially differ from these estimates under different assumptions or conditions. If actual results were to differ from these estimates materially, the resulting changes could have a material adverse effect on Information Intellect’s financial statements.

We have identified below the accounting policies for revenue recognition, software costs and stock based compensation which we believe are most critical to our prior business operations. These policies are discussed throughout Management’s Discussion and Analysis, where such policies affect our reported and expected financial results.

Revenue Recognition

Revenue consists of amounts earned from sales of hardware, software license fees, fees earned from customer support contracts (aka maintenance)and professional services including engineering, consulting, implementation and installation services. Revenue arrangements with multiple deliverables are divided into separate units of accounting if the delivered item(s) have value to the customer on a stand-alone basis, there is objective and reliable evidence of fair value of the undelivered item(s) and delivery/performance of the undelivered item(s) is probable. The total arrangement consideration is allocated among the separate units of accounting based on their relative fair values and the applicable revenue recognition criteria considered for each unit of accounting. For our standard contract arrangements that combine deliverables such as hardware, meter reading system software, installation services, each deliverable is generally considered a single unit of accounting. The amount allocable to a delivered item is limited to the amount that we are entitled to bill and collect and is not contingent upon the delivery/performance of additional items.

Revenue is recognized when

(1) persuasive evidence of an arrangement exists,
(2) delivery has occurred or services have been rendered,
(3) the sales price is fixed or determinable and
(4) collectibility is reasonably assured.

Hardware revenue is generally recognized at the time of shipment, receipt by customer, or, where applicable, upon completion of customer acceptance provisions. For software arrangements with multiple elements, revenue recognition is also dependent upon the availability of vendor-specific objective evidence (VSOE) of fair value for each of the elements. The lack of VSOE, or the existence of extended payment terms or other inherent risks, may affect the timing of revenue recognition for software arrangements. If implementation services are essential to a software arrangement, revenue is recognized using either the percentage of completion methodology if project costs can be estimated or the completed contract methodology if project costs can not be reliably estimated. Hardware and software post-sale customer support fees are recognized ratably over the life of the related service contract.

Unearned revenue is recorded for products or services that have not been provided but have been invoiced under contractual agreements or paid for by a customer, or when products or services have been provided but the criteria for revenue recognition have not been met.

Product Development Costs

Information Intellect follows the guidance provided in Statement of Financial Accounting Standards (“SFAS”) No. 86 “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed” regarding the accounting for the costs of developing its software products. Product development costs include the direct costs of the project, labor, third party contracting fees and a pro rata share of indirect overhead costs.  For software to be marketed or sold, financial accounting standards require the capitalization of development costs after technological feasibility is established. Once technological feasibility is established, all software costs should be capitalized until the product is available for general release to customers. Judgment is required in determining when technological feasibility of a product is established. We have determined that technological feasibility for our software products is reached shortly before the products are released to manufacturing. Costs incurred after technological feasibility has been established have not been material, and, accordingly, all costs to develop our products have been expensed as incurred.

Purchased software and acquired technology (i.e., software and technology acquired from a third party) are classified as intangible assets on the balance sheet and have been recorded at fair value determined at the date of acquisition and measured against its net realizable value at each balance sheet date.  Purchased software is amortized to operating expenses over its estimated useful life, generally five years.  Management has determined that no writedown of purchased software have been required.

Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out method. Cost includes raw materials and labor, plus applied direct and indirect costs, including those costs required under Statement of Financial Accounting Standards 151, Inventory Costs—an amendment of ARB 43, Chapter 4, (SFAS 151), which was effective for inventory costs incurred on or after January 1, 2006. SFAS 151 did not have a material effect on Information Intellect’s financial statements. Service inventories consist primarily of subassemblies and components necessary to support post-sale maintenance.

Impairment of Long-Lived Assets

We review long-lived assets for impairment whenever events or changes in circumstances indicated that the carrying amount of an asset may not be recoverable and exceeds its fair value in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”.  If conditions would indicate that an asset might be impaired, Information Intellect would have estimated the future cash flows expected to result from the use of the asset and its eventual disposition.  The impairment, if any, would have been measured by the amount by which the asset exceeds its fair value typically represented by quoted marked values or, when and if available, the future discounted cash flow associated with the asset.  Cash flow forecasts require assumptions about demand for Information Intellect’s products and services, future market conditions and technological developments. Other assumptions include determining the discount rate and future growth rates. Changes to these assumptions could result in an impairment charge in future periods.  Management’s assumptions could be materially different than actual results.

Results of Operations

We derive the majority of Information Intellect’s revenue from sales of hardware products, license fees from software sales and services provided to small to mid-market utilities.  Revenue may include hardware sales, software license fees, fees received from field and project management services, engineering, consulting and installation services and the pro rata recognition of prepaid fees from post-sale customer software support contracts also referred to as software maintenance.  Costs of revenue include materials, direct labor, direct and indirect overhead and other manufacturing spending, along with other labor and operating costs for installation and project management and the costs associated with customer support contracts.  Cost of services primarily consists of direct labor, some direct materials and overhead associated with the specific projects.

On September 29, 2005, Information Intellect acquired Energy Technology Group, Inc. (“ETG”) in an acquisition accounted for under the purchase method of accounting.  Under this method of accounting the results of operations of ETG are included in the revenue, cost of revenue and operating expenses only from the date of acquisition, September 29, 2005 through the year ended December 31, 2005.  The results of operations for the year ended December 31, 2006 included a full year of operating results of ETG.  Therefore the effect of ETG in 2006 on the results of operations is an increase to revenue, cost of revenue and operating expenses.

Revenue

				Percentage
	Year Ended December 31,		Increase	Increase
	2006	2005	(Decrease)	(Decrease)
Revenue
Professional service fees	$1,518,320	$1,486,339	$31,981	2%
Software license fees	460,485	506,700	(46,214)	(9)%
Customer support contract services fees	903,267	926,128	(4,665)	(1)%
Hardware sales	377,787		377,787
	$3,259,859	$2,919,167	$358,888	12%

Revenue for the year ended December 31, 2006 was $3,259,859 and increased $358,888, or 12% over the revenue of $2,919,167 for the year ended December 31, 2005 primarily due to revenue from the sale of Advance Meter Infrastructure hardware product acquired in the acquisition of ETG.

Costs of Revenue

				Percentage
	Year Ended December 31,		Increase	Increase
	2006	2005	(Decrease)	(Decrease)
Costs of Revenue
Professional and customer support service costs	$741,145	$475,628	$265,517	56%
Hardware costs of sales	298,474	—	298,474
	$1,039,619	$475,628	$563,991	119%

Costs of revenue for the year ended December 31, 2006 were $1,039,619 and increased $563,991 over the year ended December 31, 2005 due to a higher number of employees performing professional services and customer support work in addition to the introduction of hardware costs of sales not previously incurred resulting from the acquisition of the ETG business.

Selling, General and Administrative Expense

Selling, general and administrative expense was $3,030,752 for the year ended December 31, 2006 and $1,752,493 for the year ended December 31, 2005.  The increase of $1,278,259, or 73% is the result of the full year expense in 2006 following the ETG acquisition versus approximately three months of expense included in the year 2005 amounts as well as, higher personnel compensation and benefits expenses due to more people on staff during the year ended December 31, 2006 versus the year ended December 31, 2005.

Product Development Expense

Product development expense for the year ended December 31, 2006 was $1,360,330 versus $922,766 for the year ended December 31, 2005 representing an increase of $437,564, or 47%.  Similar to the increases in other costs and expenses previously noted, the effect of a full year of expense following the ETG acquisition and more people staffed to perform development activities were the primary reasons for the increase in product development expense.

Amortization and Depreciation

In the acquisition of ETG, Information Intellect assigned value to intangible assets with estimated useful lives of three to ten years.  Amortization expense associated with these intangible assets was $988,544 for the year ended December 31, 2006 and $242,471 representing three months of amortization expense in the year ended December 31, 2005.  Depreciation expense increased from $16,078 in 2005 to $29,780 in 2006 due to higher levels of depreciable assets in the year ended December 31, 2006 versus 2005.

Gain on Sales of Affiliated Company

In February 2005, Information Intellect sold its 70% membership interest in PSD Software LLC to the minority member in return for ownership of the jointly developed technology.  The sale resulted in a gain of $365,339 during the year ended December 31, 2005.

Preferred Stock Dividends

Information Intellect accrues dividends on its preferred stock and presents the dividends as a reduction to net income (loss)to arrive and net income (loss)to common shareholders in the Consolidated Statement of Operations.  Preferred stock dividends were $241,500 and $60,375 for the years ended December 31, 2006 and 2005, respectively.

Liquidity and Capital Resources

At December 31, 2006, we had cash and cash equivalents of approximately $404,000, working capital of approximately $575,000 and stockholders’ equity of approximately $1.9 million.  Cash and cash equivalents during 2006 decreased approximately $1.1 million.

During the year ended December 31, 2006, cash used in operating activities was approximately $2.2 million representing a net loss of approximately $3.3 million partially offset by non-cash charges of approximately $1.0 million for depreciation and amortization, approximately $370,000 related to stock based compensation expenses and a decrease to cash associated with a $356,000 change in net operating assets and liabilities.  In the year ended December 31, 2005 cash used in operating activities was approximately $714,000 represented by a net loss of approximately $334,000, offset by non-cash charges of approximately $334,000, including depreciation and amortization of approximately $259,000 and stock based compensation charges of approximately $75,000 offset by a non-cash gain of approximately $365,000 from the sale of a majority membership in PSD Software LLC.  Offsetting these amounts was a net decrease to cash from a net change in operating assets and liabilities of approximately $349,000.

Cash flows used in investing activities in 2006 was approximately $112,000 which represents purchases of property and equipment.  Cash flows used in investing activities in 2005 were for the purchase of property and equipment of $46,000 and approximately $358,000 cash used to acquire ETG.

Cash flows from financing activities during the year ended December 31, 2006 were approximately $1.2 million.  Information Intellect received approximately $1.0 million from the issuance of 666,668 shares of convertible preferred stock and an advance of $250,000 from a stockholder for which shares of convertible preferred stock would be issued in the future.  In addition, Information Intellect  borrowed approximately $92,000 on notes payable, approximately $15,000 on capital leases and repaid approximately $190,000 of notes payable.  During the year ended December 31, 2005 cash flows from financing activities were approximately $2.4 million.  Information Intellect raised approximately $3.2 million, net of offering costs, from the issuance of 2.3 million shares of convertible preferred stock and made payments of approximately $881,000 to pay down notes payable.

Information Intellect has experienced operating losses in 2006 and 2005 and as a growing technology business we continue to require new investment from existing and new sources of capital.  On March 2, 2007 Information Intellect completed a merger with Shea Development Corp. (“Shea”), a public company.  It is expected that this merger will provide the combined company access to public markets and new sources of capital although no assurances can be made that additional sources of capital will be available to the combined company or at prices acceptable to the combined company.  Also on March 2, 2007, in conjunction with a merger with Shea, we received gross proceeds of approximately $2.8 million, before reductions for offering costs, in exchange for the issuance of approximately 2.8 million shares of Shea convertible preferred stock and warrants to acquire approximately 1.4 million shares of common stock.

At December 31, 2006 Information Intellect had a commitment to issue shares of common stock in lieu of a cash payment of approximately $301,000 to holders of the preferred stock at December 31, 2006.  It is expected that this commitment will be satisfied with the issuance of shares in the financing that closed on March 2, 2006 and discussed above.

We anticipate that available cash and cash equivalents, cash expected to be generated from operations, supplemented by the merger with Shea and the simultaneous preferred stock offering in first quarter 2007 and potential future debt and equity financings, if any, is expected to provide sufficient cash resources to fund operations for the next twelve months.

Contractual Obligations

A summary of Information Intellect’s contractual obligations at December 31, 2006 is as follows:

Contractual Obligations	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years

Notes Payable	$1,330,749	$395,400	$475,109	$460,240	$—

Capital lease obligations	49,279	4,443	20,354	24,482	—

Operating lease obligations (1)	403,499	165,984	189,159	48,356	—

Purchase obligations	—	—	—	—	—

Other contractual obligations reflected on the registrant’s balance sheet under GAAP: Preferred stock dividends (2)	301,875	301,875
Totals	$2,085,402	$867,702	$684,622	$533,078	$—

(1) The operating lease is for office space in Georgia and Texas.  The operating lease commitments above reflect contractual and reasonably assured rent escalations under the lease arrangements.

(2)  The preferred dividends are contractually obligated to be paid in shares of common stock of the Company

Off-Balance Sheet Arrangements

Information Intellect has no off-balance sheet arrangements that have had, or are reasonably likely to have, a current or future effect on the Information Intellect’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Description of Property

Information Intellect leases office space for its corporate headquarters in Texas under an operating lease, the base term of which expires on June 30, 2010. The Company also has an office lease for office space in Georgia that expires on June 30, 2007. We do not have any obligations that extend beyond the base terms of these leases. Both leases contain escalation provisions.  Information Intellect maintains property and general liability insurance coverage sufficient to cover the replacement cost of the property covered by the insurance policies.  The management of Information Intellect is exploring office space alternatives in anticipation of expanding the number of employees in 2007 but no commitments have been signed as of the filing date of this Current Report on Form 8-K.

Legal Proceedings of the Registrant and Information Intellect

From time to time, the Registrant and Information Intellect  may be involved in litigation relating to claims arising out of either the Registrant’s or Information Intellect’s operations in the normal course of business.  Currently, neither the Registrant nor Information Intellect  is a party to any legal proceedings, the adverse outcome of which, in management’s opinion, individually or in the aggregate, would have a material adverse effect on the combined company’s results of operations or financial position.

The Registrant’s Dividend Policy

The Registrant has not paid cash dividends on its stock and the combined company does not plan to pay cash dividends on its stock in the foreseeable future.

RISK FACTORS

Investing in our common stock involves a high degree of risk. The following risk factors and all of the other information in this Form 8-K should be carefully considered. The risks and uncertainties described below are not the only ones the combined companies, Shea Development or Information Intellect will face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. The actual results of the combined company may differ materially from those anticipated in these forward-looking statements. The Registrant and Information Intellect will operate as a combined company in a market environment that is difficult to predict and that involves significant risks and uncertainties, many of which will be beyond the combined company’s control.

If any of the following risks and uncertainties develops into actual events, the business, financial condition or results of operations of the combined company could be materially adversely affected. If that happens, the trading prices of our shares of common stock could decline significantly and could result in a complete loss of your investment.  The actual results of the combined company may differ materially from those anticipated in these forward-looking statements. The risk factors below contain forward-looking statements. See Cautionary Statement Regarding Forward-Looking Statements above.

THE COMBINED COMPANY HAS A LIMITED OPERATING HISTORY AS A PUBLIC COMPANY THAT MAKES IT IMPOSSIBLE TO RELIABLY PREDICT FUTURE GROWTH AND OPERATING RESULTS.

The Merger between the Registrant and Information Intellect has only just occurred on March 2, 2007.  Following the Merger the management team of Information Intellect is responsible for the operations of and the reporting of the combined company.  The requirements of operating as a small public company are new to the management team and the employees as a whole.  This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned.  We may also be required to hire additional staff to comply with additional SEC reporting requirements and compliance under the Sarbanes-Oxley Act of 2002 not previously required of Information Intellect as a private company  prior to the merger.  Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Operating as a small public company also requires us to make projections about future operating results and to provide forecast guidance to the public markets.  We have limited experience as a management team in the combined company with dealing with the public markets  and as a result our projections may not be made timely or set at expected performance levels and could materially affect the price of our stock.  Any failure to meet published projections that adversely affect our stock price could result in losses to investors, shareholder lawsuits or other litigation, sanctions or restrictions issued by the SEC or the stock market upon which the combined company’s stock is traded.

WHILE WE BELIEVE THAT WE CURRENTLY HAVE ADEQUATE INTERNAL CONTROL OVER FINANCIAL REPORTING, WE ARE EXPOSED TO RISKS FROM RECENT LEGISLATION REQUIRING COMPANIES TO EVALUATE INTERNAL CONTROL OVER FINANCIAL REPORTING.

Section 404 of the Sarbanes-Oxley Act of 2002 requires our management to report on and for the year ending December 31, 2008 our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting. We must establish an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. We expect that the cost of this program will require us to incur significant expenses and to devote resources to Section 404 compliance on an ongoing basis.

It is difficult for us to predict how long it will take to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis. In the event that our Chief Executive Officer, Chief Financial Officer or independent registered public accounting firm determine that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our shares will be affected.

WE CANNOT BE CERTAIN THAT OUR INTERNAL CONTROL OVER FINANCIAL REPORTING WILL BE EFFECTIVE OR SUFFICIENT IN THE FUTURE.

Our ability to manage our operations and growth requires us to maintain effective operations, compliance and management controls, as well as our internal control over financial reporting. We may not be able to implement necessary improvements to our internal control over financial reporting in an efficient and timely manner and may discover deficiencies and weaknesses in existing systems and controls, especially when such systems and controls are tested by an increased rate of growth or the impact of acquisitions. In addition, upgrades or enhancements to our computer systems could cause internal control weaknesses.

It may be difficult to design and implement effective internal control over financial reporting for combined operations as we integrate acquired businesses in the future. In addition, differences in existing controls of acquired businesses may result in weaknesses that require remediation when internal controls over financial reporting are combined.

If we fail to maintain an effective system of internal control or if management or our independent registered public accounting firm were to discover material weaknesses in our internal control systems we may be unable to produce reliable financial reports or prevent fraud. If we are unable to assert that our internal control over financial reporting is effective at any time in the future, or if our independent registered public accounting firm is unable to attest to the effectiveness of our internal controls, is unable to deliver a report at all or can deliver only a qualified report, we could be subject to regulatory enforcement and may lose investor confidence in our ability to operate in compliance with existing internal control rules and regulations, either of which could result in a decline in our stock price.

WE ARE DEPENDENT ON THE UTILITY INDUSTRY, WHICH HAS EXPERIENCED VOLATILITY IN CAPITAL SPENDING.

We derive the majority of our revenues from sales of products and services to the utility industry. Purchases of our products may be deferred as a result of many factors including mergers and acquisitions, regulatory decisions, weather conditions, rising interest rates, utility specific financial situations and general economic downturns. In the future, we may experience variability in operating results, on both an annual and a quarterly basis, as a result of these factors.

UTILITY INDUSTRY SALES CYCLES CAN BE LENGTHY AND UNPREDICTABLE.

Sales cycles with customers in the utility industry are generally long and unpredictable due to political influences, customers’ budgeting, purchasing, and regulatory processes that can take longer that expected to complete. Our utility customers typically issue requests for quotes and proposals, establish evaluation committees, review different technical options with vendors, analyze performance and cost/benefit justifications and perform a regulatory review, in addition to applying the normal budget approval process within a utility.   Delays in completing these processes can cause delays in purchasing and variability to our financial projections and could adversely affect results of operations.

WE FACE COMPETITIVE PRESSURES FROM A VARIETY OF COMPANIES IN THE MARKETS WE SERVE.

We are a small company in a highly competitive market.  Some of our present and potential competitors have, or may have, substantially greater financial, marketing, technical or manufacturing resources, and in some cases, greater name recognition and experience than we have. Some competitors may enter markets we serve and sell products at low prices in order to obtain market share. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the development, promotion and sale of their products and services than we can. Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties that enhance their ability to address the needs of our prospective customers. It is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share.  Other companies may also produce products that are equal or superior to our products, which could reduce our market share, reduce our overall sales and require us to invest additional funds in new technology development. If we cannot compete successfully against current or future competitors, this will have a material adverse effect on our business, financial condition, results of operations and cash flow.

OUR FINANCIAL FORECASTS MAY NOT BE ACHIEVED, INCLUDING DUE TO THE UNPREDICTABILITY OF CUSTOMER BUYING PATTERNS, WHICH COULD MAKE OUR STOCK PRICE MORE VOLATILE.

We do not maintain significant levels of backlog. Revenue in any year or quarter is dependent, in significant part, on contracts entered into or orders booked and shipped in that period.  The risk of quarterly fluctuations in operation results is increased by the fact that a significant portion of our quarterly net revenue has historically been generated during the last month of each fiscal quarter.  Many customers negotiate contracts near the end of each quarter. Due to these end-of-period buying patterns, forecasts may not be achieved, either because expected sales are delayed or do not occur or because they occur at lower prices or on terms that are less favorable to us.

In addition, fluctuations may be caused by a number of other factors, including:

•                  the timing and volume of customer orders and customer cancellations;

•                  a change in our revenue mix of products and services and a resulting change in the gross margins;

•                  the timing and amount of our expenses;

•                  the introduction of competitive products by existing or new competitors;

•                  reduced demand for any given product;

•                  quarterly seasonality of customer buying patterns due to budget cycles, holidays and vacation patterns; and

•                  the market’s transition to new technologies.

Due to these factors, forecasts may not be achieved, either because expected revenues do not occur or because they occur at lower prices, at later times, or on terms that are less favorable to us. In addition, these factors increase the chances that our results could diverge from the expectations of investors and analysts. If so, the market price of our stock would likely decrease and may result in shareholder lawsuits.

WE FACE RISKS ASSOCIATED WITH GOVERNMENTAL CONTRACTING.

Our customers include small municipalities, utility co-operatives and utility companies.  These customers are subject to budget cycles often dictated by law or the legislation of the local government agency.  . Government agencies present us with processes that are unique to these organizations including procurement, budgetary constraints and cycles, contract modifications and cancellations, and government audits.

Contracting with public sector customers is highly competitive and can be expensive and time-consuming, often requiring that we incur significant upfront time and expense without any assurance that we will win a contract. Public sector customers may also change the way they procure new contracts and may adopt new rules or regulations governing contract procurement, including required competitive bidding or use of “open source” products, where available. Demand and payment for our products and services are impacted by public sector budgetary cycles and funding availability, with funding reductions or delays adversely impacting public sector demand for our products and services.

Public sector customers often have contractual or other legal rights to terminate current contracts for convenience or due to a default. If a contract is cancelled for convenience, which can occur if the customer’s product needs change, we may only be able to collect for products and services delivered prior to termination. If a contract is cancelled because of default, we may only be able to collect for products and services delivered, and we may be forced to pay any costs incurred by the customer for procuring alternative products and services.

Government agencies routinely investigate and audit government contractors’ administrative processes. They may audit our performance and pricing and review our compliance with applicable rules and regulations. If they find that we have improperly allocated costs, they may require us to refund those costs or may refuse to pay us for outstanding balances related to the improper allocation. An unfavorable audit could result in a reduction of revenue, and may result in civil or criminal liability if the audit uncovers improper or illegal activities.

WE NEED TO MANAGE GROWTH IN OPERATIONS TO MAXIMIZE OUR POTENTIAL GROWTH AND ACHIEVE OUR EXPECTED REVENUES AND OUR FAILURE TO MANAGE GROWTH WILL CAUSE A DISRUPTION OF OUR OPERATIONS RESULTING IN THE FAILURE TO GENERATE REVENUE.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our manufacturing, sales and marketing operations.  This expansion will place a significant strain on our management team and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively hire, train, motivate, and manage our employees. Our failure to properly manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

WE CANNOT ASSURE YOU THAT OUR ORGANIC GROWTH STRATEGY WILL BE SUCCESSFUL WHICH MAY RESULT IN A NEGATIVE IMPACT ON OUR GROWTH, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND CASH FLOW.

One of our strategies is to grow organically through increasing the distribution and sales of our products to utilities and municipalities within the United States that have a need to automate their data collection and reporting processes.   Our primary targeted customer is the small to medium utility company or municipality.  There are many obstacles to entering such new markets, including, but not limited to, government budget cycles, appropriation of funds, the political climate within the local government agencies and the capital resources available to the local utility company.  These factors may lengthen sales cycles and delay revenue to future periods or not at all.  Longer sales cycles allow competitors that could have greater capital resources available to them to penetrate our targeted markets and limit our ability to grow revenue as planned. . We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our products in any additional markets. Our inability to implement this organic growth strategy successfully may have a negative impact on our growth, future financial condition, results of operations or cash flows.

WE CANNOT ASSURE YOU THAT OUR ACQUISITION GROWTH STRATEGY WILL BE SUCCESSFUL RESULTING IN OUR FAILURE TO MEET GROWTH AND REVENUE EXPECTATIONS.

In addition to our organic growth strategy, we also expect to grow through strategic acquisitions. We intend to pursue opportunities to acquire businesses within our industry and that are complementary or related to current product lines or in businesses that are similarly structured to us. We may not be able to locate suitable acquisition candidates at prices that we consider appropriate or to finance acquisitions on terms that are satisfactory to us. If we do identify an appropriate acquisition candidate, we may not be able to negotiate successfully the terms of an acquisition, or, if the acquisition occurs, integrate the acquired business into our existing business.

Acquisitions of businesses or other material operations may require debt financing or additional equity financing, resulting in leverage or dilution of ownership.  Integration of acquired business operations could disrupt our business by diverting management away from day-to-day operations.  The difficulties of integration may be increased by the necessity of coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. We also may not be able to maintain key employees or customers of an acquired business or realize cost efficiencies or synergies or other benefits we anticipated when selecting our acquisition candidates.  In addition, we may need to record write-downs from future impairments of intangible assets, which could reduce our future reported earnings. At times, acquisition candidates may have liabilities or adverse operating issues that we fail to discover through due diligence prior to the acquisition. There can be no assurance that any given proposed acquisition will be will successfully obtain governmental approvals which are necessary to consummate such acquisitions, to the extent required. If our acquisition strategy is unsuccessful, we will not grow our operations and revenues at the rate that we anticipate.

IF WE ARE NOT ABLE TO IMPLEMENT OUR STRATEGIES IN ACHIEVING OUR BUSINESS OBJECTIVES, OUR BUSINESS OPERATIONS AND FINANCIAL PERFORMANCE MAY BE ADVERSELY AFFECTED

Our business plan is based on circumstances currently prevailing and the bases and assumptions that certain circumstances will or will not occur, as well as the inherent risks and uncertainties involved in various stages of development. However, there is no assurance that we will be successful in implementing our strategies or that our strategies, even if implemented, will lead to the successful achievement of our objectives. If we are not able to successfully implement our strategies, our business operations and financial performance may be adversely affected.

IF WE NEED ADDITIONAL CAPITAL TO FUND OUR GROWING OPERATIONS, WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT CAPITAL AND MAY BE FORCED TO LIMIT THE SCOPE OF OUR OPERATIONS.

In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

If we cannot obtain additional funding, we may be required to: (i) limit our investments in research and development; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures.  Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us.  Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

WE DEPEND ON OUR ABILITY TO DEVELOP AND RELEASE NEW PRODUCTS FROM DEVELOPMENT IN A TIMELY AND CONSISTENT MANNER.

Our radio-based products are not yet released from development and available for sale.  Our software products require additional and continuing development to remain competitive with newer technologies and competitive products.  Information Intellect has made, and as the combined company, we expect to continue to make, substantial investments in technology development. Our future success will depend, in part, on our ability to continue to design and manufacture new competitive products and to enhance and sustain our existing products. This product development will require continued investment in order to maintain and grow our market position. We may experience unforeseen problems in the development or performance of our technologies or products. In addition, we may not meet our product development schedules. Finally, we may not achieve market acceptance of our new products and solutions.  These factors could materially affect our ability to forecast operations and negatively affect our stock price, results of operations, cash flow and financial condition.

WE ARE AFFECTED BY AVAILABILITY AND REGULATION OF RADIO SPECTRUM.

Our radio-based products use the radio spectrum and in the United States are subject to regulation by the FCC. Licenses for radio frequencies must be obtained and periodically renewed. Licenses granted to us or our customers may not be renewed on acceptable terms, if at all. The FCC may adopt changes to the rules for our licensed and unlicensed frequency bands that are incompatible with our business. In the past, the FCC has adopted changes to the requirements for equipment using radio spectrum, and it is possible that the FCC or Congress will adopt additional changes.

We have committed, and will continue to commit, significant resources to the development of products that use particular radio frequencies. Action by the FCC could require modifications to our products. The inability to modify our products to meet such requirements, the possible delays in completing such modifications and the cost of such modifications all could have a material adverse effect on our future financial condition and results of operations.

Our radio-based products currently employ both licensed and unlicensed radio frequencies. There must be sufficient radio spectrum allocated by the FCC for our intended uses. As to the licensed frequencies, there is some risk that there may be insufficient available frequencies in some markets to sustain our planned operations. The unlicensed frequencies are available for a wide variety of uses and are not entitled to protection from interference by other users. The unlicensed frequencies are also often the subject of proposals to the FCC requesting a change in the rules under which such frequencies may be used. If the unlicensed frequencies become unacceptably crowded, restrictive or subject to changed rules governing their use, and no additional frequencies are allocated, our business could be materially adversely affected.

WE MAY FACE LIABILITY ASSOCIATED WITH THE USE OF PRODUCTS FOR WHICH PATENT OWNERSHIP OR OTHER INTELLECTUAL PROPERTY RIGHTS ARE CLAIMED.

We may be subject to claims or inquiries regarding alleged unauthorized use of a third party’s intellectual property. An adverse outcome in any intellectual property litigation could subject us to significant liabilities to third parties, require us to license technology or other intellectual property rights from others, require us to comply with injunctions to cease marketing or using certain products or brands, or require us to redesign, re-engineer, or re-brand our products or packaging, any of which could adversely affect our business, financial condition and results of operations. If we are required to seek licenses under patents or other intellectual property rights of others, we may not be able to acquire these licenses on acceptable terms, if at all. In addition, the cost of responding to an intellectual property infringement claim is expensive, in terms of legal fees, expenses and the diversion of management resources, whether or not the claim is valid, and therefore could have a material adverse effect on our business, financial condition and results of operations.

If our products infringe the intellectual property rights of others, we may be required to indemnify our customers for any damages they suffer. We generally indemnify our customers with respect to infringement by our products of the proprietary rights of third parties. Third parties my assert infringement claims against our customers. These claims may require us to initiate or defend protracted and costly litigation on behalf of our customers, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of our customers or may be required to obtain licenses for the products they use. If we cannot obtain all necessary licenses on commercially reasonable terms, our customers may be forced to stop using our products.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY.

While we believe that our patent pending technologies and other intellectual property have significant value, it is uncertain that our intellectual property, or any intellectual property acquired or developed by us in the future, will provide meaningful competitive advantages. There can be no assurance that our pending applications will be approved, not be challenged, invalidated or circumvented by competitors or that rights granted thereunder will provide meaningful proprietary protection. Moreover, competitors may infringe our patents or successfully avoid them through design innovation. To combat infringement or unauthorized use, we may need to commence litigation, which can be expensive, time-consuming and divert management attention from successfully operating the business. In addition, in an infringement proceeding a court may decide that a patent or other intellectual property right of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology or other intellectual property right at issue on the grounds that it is non-infringing. Policing unauthorized use of our intellectual property is difficult and expensive, and we cannot provide assurance that we will be able to, or have the resources to, prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as do the laws of the United States.

WE DEPEND UPON THIRD PARTY SOURCES FOR DEVELOPMENT SERVICES.

We depend on a third party located in India and the United States to provide development services and delivery in the second quarter of 2007 of a key portion of our radio-based products.  The loss of this third party development provider would require us to find an alternative programming services provider or to employ software programmers to complete the development of this key portion of the product, causing delays in the product release.  Any delays in the product release would cause delays in obtaining and delivering product orders and delay the result recognition of revenue as well as an increase in costs and expenses.  In addition, our relationship with this service provider has been excellent but we cannot assure you that we will be successful in maintaining our relationships with this third party resource or that we could replace this third party service provider in a timely manner or at similar contract terms and costs.

WE MAY FACE WARRANTY EXPOSURE THAT EXCEEDS OUR RECORDED LIABILITY.

In the future, as we begin to sell our radio-based products we may be required provide product warranties for varying lengths of time. In anticipation of warranty expenses, we will establish allowances for the estimated liability associated with product warranties and product-failure related costs.  However, these warranty and related product-failure allowances may be inadequate due to undetected product defects, unanticipated component failures, as well as changes in various estimates for material, labor and other costs we may incur to replace projected product failures.

OUR SOFTWARE MAY HAVE DEFECTS AND ERRORS THAT COULD LEAD TO A LOSS OF REVENUES OR PRODUCT LIABILITY CLAIMS.

Our software products use complex development technologies and may contain defects or errors, especially when first introduced or when new versions or enhancements are released. Despite quality control testing, we may not detect errors in our new products or product enhancements until after we have commenced commercial shipments. If defects and errors are discovered after commercial release of either new versions or enhancements of our products:

•                  potential customers may delay purchases;

•                  customers may react negatively, which could reduce future sales;

•                  our reputation in the marketplace may be damaged;

•                  we may have to defend product liability claims;

•                  we may be required to indemnify our customers, distributors, original equipment manufacturers or others;

•                  we may incur additional service and warranty costs; and

•                  we may have to divert additional development resources to correct the defects and errors, which may result in the delay of new product releases or upgrades.

If any or all of the foregoing occur, we may lose revenues, incur higher operating expenses and lose market share, any of which could severely harm our financial condition and operating results.

OUR KEY MANUFACTURING FACILITIES ARE CONCENTRATED.

A substantial portion of our revenue is planned to come from our radio-based products, which we manufacture in our Ft. Worth, Texas facility. In the event of a significant interruption in production at our sole manufacturing facility, considerable time and effort could be required to establish alternative production lines, which would have a material adverse effect on our business, financial condition and results of operation. We do not yet have a written disaster recovery plan to provide for continuation of production in the event of a disaster.  We have insurance to cover the loss of property in the event of a disaster but an inability or delay in finding alternative manufacturing capabilities following a fire, tornado or other disaster would cause delivery delays to customers and would have a material adverse effect on our results of operations, cash flow and financial condition.

WE ARE SUBJECT TO REGULATORY COMPLIANCE.

We are subject to various governmental regulations including those related to occupational safety and health, labor and wage practices and regulations regarding the performance of certain engineering services. Failure to comply with current or future regulations could result in the imposition of substantial fines, suspension of production, alteration of our production processes, cessation of operations or other actions, which could materially and adversely affect our business, financial condition and results of operations.

WE MAY INCUR LIABILITIES ARISING FROM THE USE OF HAZARDOUS MATERIALS.

Our business and our facilities are subject to a number of federal, state and local laws, regulations and ordinances governing, among other things, the storage, discharge, handling, emission, generation, manufacture, disposal, remediation of, or exposure to toxic or other hazardous substances and certain waste products. Many of these environmental laws and regulations subject current or previous owners or operators of land to liability for the costs of investigation, removal or remediation of hazardous materials. In addition, these laws and regulations typically impose liability regardless of whether the owner or operator knew of, or was responsible for, the presence of any hazardous materials and regardless of whether the actions that led to the presence were conducted in compliance with the law. In the ordinary course of our business, like that of other companies engaged in similar businesses, we use metals, solvents and similar materials, which are stored on site. The waste created by the use of these materials is transported off site on a regular basis by unaffiliated waste haulers. Many environmental laws and regulations require generators of waste to take remedial actions at the off site disposal location even if the disposal was conducted in compliance with the law. The requirements of these laws and regulations are complex, change frequently and could become more stringent in the future. Failure to comply with current or future environmental regulations could result in the imposition of substantial fines, suspension of production, alteration of our production processes, cessation of operations or other actions, which could materially and adversely affect our business, financial condition and results of operations. There can be no assurance that a claim, investigation or liability will not arise with respect to these activities, or that the cost of complying with governmental regulations in the future, will not have a material adverse effect on us.

WE HAVE A HISTORY OF NET LOSSES AND MAY NEED OR DECIDE TO SEEK ADDITIONAL FINANCING TO FUND OPERATIONS.

We have experienced operating losses in 2006 and 2005 and as a growing technology business we continue to require new investment from existing and new sources of capital.  On March 2, 2007 Information Intellect completed a merger with Shea Development Corp. (“Shea”), a public company.  It is expected that this merger will provide the combined company access to public markets and new sources of capital although no assurances can be made that additional sources of capital will be available to the combined company or at prices acceptable to the combined company.  Also on March 2, 2007, in conjunction with a merger with Shea, we received gross proceeds of approximately $3 million, before reductions for offering costs, in exchange for the issuance of approximately 2.8 million shares of Shea convertible preferred stock and warrants to acquire approximately 1.4 million shares of common stock.

At December 31, 2006 Information Intellect had a commitment to issue shares of common stock in lieu of a cash payment of approximately $301,000 to holders of the preferred stock at December 31, 2006.  This commitment was satisfied with the issuance of shares of Shea Development in the Financing that closed on March 2, 2007 and discussed above.

We anticipate that available cash and cash equivalents, cash expected to be generated from operations. supplemented by the preferred stock offering in first quarter 2006 and potential future debt and equity financings, if any, will provide sufficient cash resources to fund operations for the next twelve months however no assurances can be made that enough cash will be generated from operations or that equity or debt funding will be available or at prices acceptable to the combined company..

OUR OPERATING RESULTS MAY BE ADVERSELY AFFECTED BY THE UNCERTAIN GEOPOLITICAL ENVIRONMENT AND UNFAVORABLE FACTORS AFFECTING ECONOMIC AND MARKET CONDITIONS.

Adverse factors affecting economic conditions worldwide have contributed to a general slowdown in information technology and software spending and may continue to adversely impact our business, resulting in:

•                  Reduced demand for our products as a result of a decrease in technology spending by our customers and potential customers;

•                  Increased price competition for our products; and

•                  Higher overhead costs as a percentage of revenues.

Terrorist and military actions may continue to put pressure on economic conditions. Utility companies, one of our targeted markets are considered a prime target for a terrorist attack.  If such an attack should occur or if  the economic and market conditions in the United States deteriorate as a result of a terrorist attack, we may experience a material adverse impact on our business, operating results, and financial condition as a consequence of the above factors or otherwise.

ECONOMIC CONDITIONS AND CONDITIONS AFFECTING THE UTILITY INDUSTRY IN PARTICULAR MAY HAVE A NEGATIVE IMPACT ON OUR REVENUES AND MARGINS.

The market for our products depends on various economic conditions including those affecting the  utility industry as a whole and specifically the small to medium size electric, water and as utility companies and co-operatives and the municipalities they serve. Any slowdown in spending or tightening of utility company and government budgets may cause potential customers to delay or cancel projects, or reduce or cancel orders for our products. Further, if economic conditions deteriorate, customers may experience financial difficulty, cancel projects or fail to budget for the purchase of our products. This, in turn, may lead to longer sales cycles, price pressures and collection issues, causing us to realize lower revenues and margins. In addition, many parts of the world are experiencing economic instability, and we cannot predict how these conditions may affect our customers or business.

STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION IF FUTURE EQUITY OFFERINGS ARE USED TO FUND OPERATIONS OR ACQUIRE COMPLEMENTARY BUSINESSES.

If future operations or acquisitions are financed through the issuance of equity securities, stockholders could experience significant dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of our common stock.  We expect to establish an incentive stock award plan for management and employees.  If an incentive stock award plan is approved by stockholders, we expect to grant options to purchase shares of our common stock to our directors, employees and consultants and we will grant additional options in the future.   The issuance of shares of our common stock upon the exercise of these options may result in dilution to our stockholders.

WE MAY HAVE DIFFICULTY DEFENDING OUR INTELLECTUAL PROPERTY RIGHTS FROM INFRINGEMENT RESULTING IN LAWSUITS REQUIRING US TO DEVOTE FINANCIAL AND MANAGEMENT RESOURCES THAT WOULD HAVE A NEGATIVE IMPACT ON OUR OPERATING RESULTS.

We regard our service marks, trademarks, trade secrets, patents and similar intellectual property as critical to our success. We rely on trademark, patent and trade secret law, as well as confidentiality and license agreements with certain of our employees, customers and others to protect our proprietary rights. No assurance can be given that our patents and licenses will not be challenged, invalidated, infringed or circumvented, or that our intellectual property rights will provide competitive advantages to us.

IF WE LOSE THE SERVICES OF ANY OF OUR KEY PERSONNEL, INCLUDING OUR CHIEF EXECUTIVE OFFICER OR OUR DIRECTORS, OUR BUSINESS MAY SUFFER.

We are dependent on our key officers, including our Chairman and Chief Executive Officer, Vice Chairman and President, our directors, and our key employees in our technology, finance, sales and marketing operations. Our business could be negatively impacted if we were to lose the services of one or more of these persons.

OUR EXECUTIVE OFFICERS, BOARD OF DIRECTORS AND KEY EMPLOYEES ARE CRUCIAL TO OUR BUSINESS, AND WE MAY NOT BE ABLE TO RECRUIT, INTEGRATE AND RETAIN THE PERSONNEL WE NEED TO SUCCEED.

Our success depends upon a number of key management, sales, technical and other critical personnel, including our executive officers, the Board of Directors and key employees. The loss of the services of any key personnel, or our inability to attract, integrate and retain highly skilled technical, management, sales and marketing personnel could result in significant disruption to our operations, including the timeliness of new product introductions, success of product development and sales efforts, quality of customer service, and successful completion of our initiatives, including growth plans and the results of our operations.  Any failure by us to find suitable replacements for our key senior management may be disruptive to our operations. Competition for such personnel in the technology industries is intense, and we may be unable to attract, integrate and retain such personnel successfully.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

See discussion in the first paragraph under Item 2.01 and Item 5.01 herein.

ITEM 5.01  CHANGE OF CONTROL OF REGISTRANT

In connection with the Merger, Information Intellect’s stockholders became stockholders of the Registrant.  On the Closing Date, the Registrant issued 18.9 million shares of its common stock to Information Intellect’s stockholders. The transaction contemplated by the Merger Agreement was intended to be a “tax-free” reorganization pursuant to the provisions of Section 351 and 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

In conjunction with the Merger on the Closing Date, the Registrant issued 2.8 million shares of its Series A Preferred Stock and warrants to purchase 1.4 million shares of the Registrant’s common stock to purchasers of the Series A Preferred Stock in exchange for approximately $2.8  million in cash proceeds before reduction for offerings costs.  In addition, 1,575,000 common shares of the Registrant’s common stock were issued to principals and promoters of the Merger and Financing.  All shares issued are unregistered and are subject to registration rights agreements or piggyback registration rights.

Following the closing of the Merger and the Financing, the stockholders of Information Intellect now own approximately 87% of the Registrant’s common stock outstanding as of March 2, 2007, (excluding the effects of any additional shares issuable upon the exercise of outstanding warrants and conversion of Series A Preferred Stock into shares of common stock).

For accounting purposes, this transaction is being accounted for as a reverse merger, since the stockholders of Information Intellect  now own a majority of the issued and outstanding shares of common stock of the Registrant, and certain of the directors and executive officers of Information Intellect became or will become directors and executive officers of the Registrant.  Upon consummation of the Merger, Mr. Francis E. Wilde became a member of the Board of Directors of the Registrant.  Ten days after the filing of a Schedule 14f-1, Mr. Bartley J. Loethen and Mr. Iqbal Boga will resign as directors of the Registrant and Tom E. Wheeler, Robert Pearson and Alok Mohan will join the board of directors.  Effective March 2, 2007, Mr. Loethen resigned as an officer of the Registrant.  No agreements exist among present or former controlling stockholders of the Registrant or present or former officers and directors of Information Intellect with respect to the election of the members of the Registrant’s Board of Directors, and to the Registrant’s knowledge, no other agreements exist which might result in a change of control of the Registrant.

Beneficial Ownership

As of March 2, 2007, there were issued and outstanding approximately 21,720,000 shares of common stock. There is no other class of voting security of the Registrant authorized.  In addition at March 2, 2007 there were outstanding, 2,800,000 shares of Series A Preferred Stock and warrants to acquire 1,400,000 shares of common stock.  The Series A Preferred Stock and the warrants have no voting rights but each share of Series A Preferred Stock is convertible into one share of common stock.  The Preferred Stock and the warrants are included in the computation of beneficial ownership “as if” the securities had been converted into their underlying shares of common stock.  The following table sets forth the number of shares of common stock beneficially owned as of

March 2, 2007, by (i) each person known to the Company to own more than 5% of the common stock, (ii) each director, (iii) each executive officer and (iv) all directors, and executive officers as a group. We calculated beneficial ownership according to Rule 13d-3 of the Securities Exchange Act as of that date. Shares issuable upon exercise of warrants or the conversion of Series A Preferred Stock that are exercisable or convertible within 60 days after March 2, 2007 are included as beneficially owned by the warrant holder or holder of Series A Preferred Stock. Beneficial ownership generally includes voting and investment power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

Name and Address	Number of Shares Beneficially Owned		Approximate Percent Of Class
RENN Capital Group, Inc. 8080 N. Central Expressway Suite 210, LB 59 Dallas, TX 75206-1857	7,384,124	(1)	33%

Tom E. Wheeler, Vice Chairman and President	5,629,531		23%

Lewis Asset Management 45 Rockefeller Plaza Suite 2570 New York, NY 10111	3,000,000	(2)	12%

Mark Hulsizer, Chief Operating Officer	508,501		2%

Jon Boaz, Chief Technology Officer	508,500		2%

Francis E. Wilde, Chairman of the Board, Chief Executive Officer, and Director	500,000		2%

Alok Mohan, Director	200,000		*

E Joseph Vitetta, Executive Vice President and Secretary	150,000		*

All Officers and directors as a group (7 people) (3)	14,880,706		66%

* less than 1%

(1)  Includes the assumed conversion of 500,000 shares of Preferred Stock and the conversion of 250,000 warrants.  Robert Pearson, Director is a Senior Vice President for RENN Capital Group, Inc.

(2)  Includes the assumed conversion of 2,000,000 shares of Preferred Stock and the conversion of 1,000,000 warrants.

(3)  Includes RENN Capital Group Inc.’s 6,634,124 shares of Common Stock, the assumed conversion of 500,000 shares of Preferred Stock and the conversion of 250,000 warrants. Robert Pearson, Director is a Senior Vice President for RENN Capital Group, Inc.

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Directors and Executive Officers

Pursuant to the Merger Agreement and following the filing of a Schedule 14f-1 Messrs. Loethen and Boga will resign from the Board and certain of the executive officers and directors of Information Intellect will become the executive officers and directors of the Registrant.

Name	Age	Position with Company	Employed Since	Director Since	Term Expires
Francis E. Wilde	55	Chairman of the Board, Chief Executive Officer, and Director	3/2/2007	3/2/2007	3/31/2010
Tom E. Wheeler	46	Vice Chairman, President and Director	3/2/2007	3/12/2007	3/31/2010
Robert Pearson	71	Director	—	3/12/2007	3/312010
Alok Mohan	57	Director	—	3/12/2007	3/312010
Mark Hulsizer	49	Chief Operating Officer	3/2/2007	—	—
Jon Boaz	36	Chief Technology Officer	3/2/2007	—	—
E. Joseph Vitetta	50	Executive Vice President and Secretary	3/2/2007	3/2/2007	3/31/2007

Francis E. Wilde serves as Chairman and Chief Executive Office.  Prior to joining the combined company Mr. Wilde served as a consultant to public and private companies.  Mr. Wilde served as Chief Executive Officer of Tarantella, Inc. from December 2003 until its sale in July 2005 and served as Chairman of the Board of Digital Stream USA, Inc. from February 2002 until October 2003. Mr. Wilde served as President and CEO of Ravisent Technologies, Inc. from August 1997 until August 2001 and was also a Director of Ravisent Technologies, Inc. from August 1997 until January 2002. Mr. Wilde has held executive management positions at IBM, Dell Computer, Memorex Telex, Summagraphics and Academic Systems.

Tom E. Wheeler, Vice Chairman is expected to join the board of directors for ten days following the closing of the merger and serves as President of the combined company.  Prior to the merger Mr. Wheeler was a founder of Information Intellect and served as Chief Executive Officer since it spin-out from EDS in 1997 until March 2007.  Prior to founding Information Intellect Mr. Wheeler was a Division Vice President for EDS in the Financial Systems Practice for the Utilities Business Unit.

Robert C. Pearson is expected to join the board of directors ten days following the closing of the merger.  Mr. Pearson has been the Senior Vice President — Investments for Renaissance Capital Group, Inc., an investment fund management firm, since April 1997. From May 1994 to May 1997, Mr. Pearson was an independent financial and management consultant primarily engaged by Renaissance. From May 1990 to May 1994, he served as Chief Financial Officer and Executive Vice President of Thomas Group, Inc., a management consulting firm. Prior to 1990, Mr. Pearson spent 25 years at Texas Instruments, Inc. where he served in several positions including Vice President — Controller and later as Vice President — Finance. Mr. Pearson currently is director of eOriginal, Inc., Poore Brothers, Inc., Caminosoft Corp., Laserscope, Simtek Corporation, and Advanced Power Technologies, Inc.

Alok Mohan is expected to join the board of directors for ten days following the closing of the merger.  Mr. Mohan serves has served as a director of Rainmaker Systems, Inc.  since 1996 as  Chairman of the Board since July 2003. Mr. Mohan has also served on the board of directors of Saama Technologies, a privately held technology services firm, since April 2006 and on the board of directors of Tech Team Global, Inc., a provider of outsourced, multilingual help desk services and specialized IT solutions listed on the Nasdaq Global Market, since May 2006. Mr. Mohan served as the Chairman of the board of directors of Tarantella, until its acquisition by Sun Microsystems in 2005. Prior to that appointment, he served in various executive management positions including Santa Cruz Operations also known as SCO, and at NCR.   Mr. Mohan also serves on the board of directors of Stampede and Crystal Graphics.

Mark Hulsizer serves the combined company as Chief Operating Officer.  Mr. Hulsizer joined Information Intellect through the merger of Energy Technology Group (ETG) with Information Intellect in September 2005 Mr. Hulsizer co founded ETG in 2002 and served as its President.  Prior to ETG Mr. Hulsizer spent 13 years with Tandy Corporation in various sales and marketing roles.

Jon Boaz serves the combined company as Chief Technology Officer. Mr. Boaz joined Information Intellect as the Chief Technical Officer through the merger of ETG with Information Intellect in September 2005.  Mr. Boaz was a co founded ETG in 2002 serving as Vice President and CTO.  Prior to ETG, Mr. Boaz served as Director of Engineering for Automation Solutions, Inc. for eight years, a provider of system integration and product development solutions for a variety of industrial markets. Mr. Boaz studied at the United States Military Academy at West Point and graduated from Texas A&M University with a Bachelor of Science degree..

E. Joseph Vitetta serves the combined company as Executive Vice President Corporate Development and Secretary.  Mr. Vitetta served as a consultant to both public and private companies. Mr. Vitetta served as Vice President, Corporate Development and Secretary of Tarantella, Inc. from December in December 2003 and served as Executive Vice President, Corporate Development at Starlight Digital Technologies, LLC from February 2003 until December 2003. While at Axeda Systems, Inc. (formerly known as Ravisent Technologies, Inc. and Quadrant International), Mr. Vitetta served as Vice President, Corporate Development from September 1998 until February 2003.

Executive Compensation

The following table sets forth information concerning the annual and long-term compensation earned by Information Intellect’s Chief Executive Officer and up to the four other most highly compensated executive officers who served during the year ended December 31, 2006, and whose annual salary and bonus during the fiscal years ended December 31, 2006, 2005 and 2004 exceeded $100,000 (the “Named Executive Officers”). The compensation indicated below was paid by Information Intellect. Each became an executive officer of the Registrant as of the Effective Date of the Merger.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Option Awards		Total
Francis E. Wilde Chairman and Chief Executive Officer (1)

Tom E. Wheeler Vice Chairman and President (1)(2)	2006	$205,000	$20,000	$—		$225,000
	2005	201,195	38,500	128,573	(4)	368,268
	2004	183,750	36,750			220,500

Mark Hulsizer Chief Operating Officer (1)(3)	2006	175,000	14,000	—		189,000
	2005	51,042	—	297,322	(4)	348,364

Jon Boaz Chief technology Officer (1)(3)	2006	175,000	6,000	—		181,000
	2005	51,042	—	297,322	(4)	348,364

Joseph E. Vitetta, Jr. Executive Vice President Corporate Development (1)

(1)  Joined the combined company on March 2, 2007.
(2)  Founder of Information Intellect

(3)  Joined Information Intellect on September 29, 2005 through a merger with Energy Technology Group.  Compensation in 2005 represents approximately compensation earned between September 29, 2005 through December 31, 2005.

(4)  Fair value of stock options computed pursuant to the provisions of Financial Accounting Standards No. 123(R).  The options expired on March 2, 2007 pursuant to the merger of Shea Development Corp. with Information Intellect.

Stock Option Grants

There were no options granted to the CEO or the Named Executives during the year ended December 31, 2006.

Equity Awards Outstanding

The Named Executives held the following stock options in Information Intellect at December 31, 2006:  No stock options were exercised by the Named Executives during the year ended December 31, 2006.  These options expired on March 2, 2007 pursuant to the merger of Shea Development Corp. and Information Intellect.  No options have been granted to the Named Executives in conjunction with the merger.  The combined company expects to grant the Named Executives stock option awards pursuant to a proposed stock incentive plan that the combined company expects to present to its shareholders for approval during 2007.

Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Francis E. Wilde Chairman and Chief Executive Officer	—	—	—	—

Tom E. Wheeler Vice Chairman and President	52,047	72,953	$1.50	09/28/2015	(1)

Mark Hulsizer	62,456	87,544	$1.50	09/28/2015	(1)
Chief Operating Officer	62,456	87,544	$2.00	09/28/2015	(1)

Jon Boaz	62,456	87,544	$1.50	09/28/2015	(1)
Chief technology Officer	62,456	87,544	$2.00	09/28/2015	(1)

Joseph E. Vitetta, Jr. Executive Vice President Corporate Development	—	—	—	—

(1)  These options expired on March 2, 2007 pursuant to the merger agreement.

On March 2, 2007, in consideration for promoting the merger of Shea Development Corp and Information Intellect 1,575,000 shares of common stock were issued to the CEO, Named Executives and investors in the combined company.

Name	Number of Shares of Common Stock Issued
Francis E. Wilde Chairman and Chief Executive Officer	500,000

Joseph E. Vitetta, Jr. Executive Vice President Corporate Development	150,000

Alok Mohan, Director	200,000

Renaissance Capital Group (1)	500,000

Ascendiant Capital	225,000

(1) Robert Pearson, Director, is a Senior Vice President of Renaissance Capital Group

Pension and Nonqualified Deferred Compensation

The Company does not have a pension plan or any nonqualified deferred compensation plans.

Change of Control and Termination Payments

The CEO and each of the Named Executives and has entered into an employment agreement with the Company that provides for a change of control payment under certain circumstances.  Upon the occurrence of a Change of Control (as defined below), the Company has agreed to cause the acquiring company to offer Named Executive an employment agreement containing (i) an employment period of not less than one (1) year, (ii) duties and responsibilities consistent with Named Executive’s then current position in the Company and (iii) such other terms consistent with, and comparable to the terms set forth in the Employment Agreement, as and if amended, in all material respects, including without limitation, compensation and benefits. In addition, the new employment agreement will not require relocation unless mutually agreed upon by the Company and Named Executive.  If the acquiring company fails to offer the Named Executive an employment agreement containing similar terms, then the Named Executive shall be entitled to severance in an amount not less than Named Executive’s aggregate compensation (including salary, bonuses, and commission, whether or not paid) for the prior twelve month period.  If the acquiring company terminates the Named Executive’s employment within one (1) year of the Change of Control, then Named Executive shall be entitled to severance in an amount equal to the severance Named Executive ‘would have received in the prior sentence less all compensation (including salary, bonuses, and commission but excluding any equity compensation) paid to Named Executive by the acquiring company during the employment period.

A “Change of Control” shall be deemed to have occurred after (a.) the sale of all or substantially all of the assets of the Company, whether in a single transaction, or in a series of transactions occurring within any single twelve (12) month period, b) the sale by one or more shareholders of the Company, in a single transaction or in a series of transactions occurring within any single twelve (12) month period, of more than 50% of the issued and outstanding capital stock of the Company to any individual, corporation, trust or other entity which is not a shareholder, or is not controlled by a shareholder, of the Company; or (c) a merger, reorganization, exchange of stock or other securities, or other business combination between the Company and another corporation, trust or other business entity which results in the then-current shareholders of the Company owning less than 50.1% of the total issued and outstanding capital stock of the surviving entity.

The Company has the right at any time and for any reason or for no reason to terminate the employment of Named Executive and the Named Executive’s employment agreement without cause effective immediately upon written notice to Named Executive. Upon termination the Named Executive shall he entitled to receive a termination payment (“Termination Payment”) in, (i) an amount equal to Named Executive’s annual salary accrued and unpaid as of the date of termination. (ii) a pro rated portion of any performance bonuses to which Named Executive would have been entitled for the year in which such termination occurs, (iii) salary and benefits for a period of six (6) months after the termination date, and (iv) the Company will continue to provide Named Executive, at Company expense, with the same medical coverage Named Executive earned while an active Named Executive for a period of six (6) months after the termination date, after which Named Executive will be eligible under Part 6 of Subtitle B of Title I of’ the Named Executive Retirement Income Security Act of 1974, as amended (“COBRA”).  All of the foregoing would be payable in. accordance with the Company’s then effective payroll schedule applicable to Named Executive. Termination Payments would be in full settlement and discharge of the Company’s obligation to the Named Executive and the obligation of the Company to make Termination Payments shall be conditioned upon the execution by Named Executive of a separation, and release agreement in a form satisfactory to the Company.

Director Compensation

During the year ended December 31, 2006 the Directors of the Information Intellect received no compensation. No compensation plan for directors has been formalized following the effective date of the Merger.

Indemnification of Directors and Executive Officers and Limitation of Liability

Shea Development’s Bylaws provide that Directors or former Directors shall be indemnified against all costs, charges and expenses, including the amount paid to settle an action or to satisfy a judgment, the Director being a party to said action by reason of being or having been a Director of the Corporation.

Shea Development’s Bylaws also provide that the Directors may elect to similarly indemnify an officer, employee or agent of Shea Development

Post-Merger Description of Securities

Common Stock

There are 800,000,000 shares of common stock, $.001 par value per share authorized.  Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of common stock do not have cumulative voting rights.  Therefore, holders of a majority of shares of common stock voting for the election of directors can elect all of the directors.  Holders of common stock representing a majority of the voting power of common stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or amendment to the Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds.  In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to common stock.

Preferred Stock

There are 20,000,000 shares of Preferred Stock, $.001 par value per share authorized, of which 10,000,000 shares have been designated Series A Preferred Stock.  Holders of Series A Preferred Stock do not have voting rights associated with these shares.  The Certificate of Designation for the Series A Preferred Stock attached hereto as Exhibit 3.1, sets forth the designations, rights and preferences for such shares.

Dividend Policy

We have never declared or paid any cash dividends on common stock.  We currently intend to retain future earnings, is any, to finance the expansion of our business.

ITEM 5.03  AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

Pursuant to the Merger Agreement and following the Effective Time of the Merger the Registrant changed its fiscal year end from August 31 to December 31.

ITEM 5.06   CHANGE IN SHELL COMPANY STATUS

The transactions reported in Item 2.01 of this Current Report on Form 8-K have the effect of causing the Registrant to cease being a shell company as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934. For a discussion of the transactions, see Item 2.01 herein and the content of Exhibit 4.2 filed as an exhibit to this Current Report on Form 8-K.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired.

As a result of its acquisition of Information Intellect described in Item 2.01 above, the Registrant is filing Information Intellect’s audited financial statements for the years ended December 31, 2006 and 2005 as Exhibit 99.1 to this Current Report on Form 8-K.

(b) Pro Forma Financial Information.

As a result of its acquisition of Information Intellect  described in Item 2.01 above, the Registrant is filing pro forma financial information as Exhibit 99.2 to this Current Report on Form 8-K.

(c) Shell Company Transactions

See Item 5.06

(d)  Exhibits:

EXHIBIT INDEX

Exhibit Number	Description
2.1	Merger Agreement
3.1	Terms of Preferred Stock
4.1	Form of Warrant Agreement
4.2	Form of Preferred Stock Purchase Agreement
4.3	Form of Registration Rights Agreement
10.1	Employment Agreement — Francis E. Wilde
10.2	Employment Agreement — Tom E. Wheeler
10.3	Employment Agreement — Mark Hulsizer
10.4	Employment Agreement — Jon Boaz
10.5	Employment Agreement — E. Joseph Vitetta
99.1	Information Intellect, Inc. Financial Statements
99.2	Pro Forma Financial Information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHEA DEVELOPMENT CORP.

Dated: March 8, 2007	By:	/s/ FRANCIS E. WILDE
Name: Francis E. Wilde
Title: Chairman & CEO